CLEAR CHANNEL COMMUNICATIONS, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 29, 1997

 As a shareholder of Clear Channel Communications, Inc. ("the Company"), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of the Company to be held at 200 Concord Plaza (Merrill Lynch Conference Room-1st Floor), San Antonio, Texas on April 29, 1997, at 11:00 a.m., for the following purposes:

1.   To elect directors for the coming year;

2.   To select independent auditors for the year ending December
     31, 1997;

3. To amend the Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 100 million to 150 million shares;

4. To transact any other business which may properly come before the meeting.

Only shareholders of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting.

Your attention is invited to the accompanying Proxy Statement. In addition, although mere attendance at the meeting will not revoke the proxy, a shareholder present at the meeting may revoke his or her proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed Proxy card in the return envelope provided for that purpose.

                                   By Order of the Board of Directors




                                   Kenneth E. Wyker
                                   Secretary


San Antonio, Texas
March 19, 1997




PROXY STATEMENT

Clear Channel Communications, Inc.
P.O. Box 659512
San Antonio, Texas 78265-9512

ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 29, 1997

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of the Directors (the "Board") of Clear Channel Communications, Inc. ("the Company") of proxies for use at the Annual Meeting of Shareholders to be held on April 29, 1997, or at any adjournment thereof, as set forth in the accompanying notice. A shareholder giving a proxy may revoke it at any time before it is exercised by so notifying the Secretary of the Company in writing or in person. Any proxy which is not revoked will be voted at the meeting. The Proxy Statement is first being sent to shareholders on or about March 19, 1997.

On March 3, 1997, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 77,256,347 shares of Common Stock outstanding. On all matters, each share has one vote.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors at the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote for or against any matter and thus will be disregarded in the calculation of a plurality or of votes cast.

The election inspectors will treat shares referred to as broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).
In the election of directors, shares present but not voting will be disregarded (except for quorum purposes). The election of directors requires an affirmative vote by a majority of the outstanding shares present and entitled to vote at the meeting.

In the vote to approve the proposal to amend the Company's Articles of Incorporation, shares present but not voting will be
disregarded (except for quorum purposes).   Approval of the
proposal requires an affirmative vote by at least two-thirds of the outstanding shares present and entitled to vote at the meeting.
     BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth certain information about the persons and entities known to the Company to own beneficially more than 5% of the Company's outstanding stock. Such information is based upon required notices previously filed with the Company. Such shares are held in each shareholder's name or in a nominee account.


                           Shares of
                         Common Stock
                          Beneficially            Percent
                            Owned at                of
Name                    February 15, 1997          Class

L. Lowry Mays             15,099,919(1)            19.3%
500 Alameda Circle
San Antonio, TX  78212

B. J. McCombs             11,302,936(2)            14.5%
825 Contour
San Antonio, TX  78212

Putnam Investments          8,950,113              11.5%
One Post Office Square
Boston, Massachusetts

Pilgrim Baxter Associates   5,351,900              6.9%
1255 Drummers Lane #300
Wayne, Pennsylvania 19807-1590



(1) Includes presently exercisable options to acquire 560,000 shares and 108,680 shares held by trusts of which he is trustee, but not beneficiary.
(2) Includes presently exercisable nonqualified options to acquire 40,000 shares and 3,201,726 shares held by trusts of which he is trustee, but not beneficiary.
ELECTION OF DIRECTORS
AND DIRECTOR COMPENSATION

One of the purposes of the meeting is the election of directors. The number of directors expected to constitute the entire board following the election is five. Unless you indicate to the contrary, the persons named in the accompanying proxy will vote your shares for the election of the nominees named below as directors. Although it is not envisioned that any nominee will decline or be unable to serve, the proxies will be voted by the proxy holders at their discretion for another person, or for a lesser number of persons, if such a contingency should arise. The term of each person elected as a director will continue until the next annual meeting and until his successor is elected and qualified. Outside directors are paid $5,000 for each meeting of the Board they attend, plus members of the compensation committee are paid $500 for each meeting of the compensation committee they attend. In addition, in February 1993, each outside director was granted options to purchase 31,250 shares of Common Stock of the Company, 25,000 (except for John Williams, who presently has 10,000 options) of which are exercisable as of the date of this Proxy Statement. In February 1994, each outside director was granted options to purchase 25,000 shares of Common Stock of the Company, 15,000 of which are exercisable as of the date of this Proxy Statement. The election of directors requires an affirmative vote by a majority of the outstanding shares present and entitled to vote at the meeting.

The table on the following page reflects the number of shares of Common Stock beneficially owned by the directors of the Company as of February 15, 1997, and the number of shares beneficially owned by each of the named executive officers and the number of shares beneficially owned by all directors and officers of the Company as a group.
                                               Shares of
                                                      Common Stock
                            Principal     Year First  Beneficially
                           Occupation       Became      Owned at

Name              Age     or Employment   a Director    February
 Percent
                                                        15, 1997
of Class

L. Lowry Mays
(1)(5)(7)         61    Chairman & Chief     1972      15,099,919
  19.3%
500 Alameda Circle      Executive Officer
San Antonio, TX  78212   of the Company

Alan D. Feld
(a)(2)(3)(5)      60     Attorney with
4235 Bordeaux             the law firm       1984        48,000
    *
Dallas, TX  76205         Akin, Gump,
                         Strauss, Hauer
                         & Feld, L.L.P.

B. J. McCombs
(a)(3)(5)         69    Private Investor     1972      11,302,936
  14.5%
825 Contour
San Antonio, TX  78212

Theodore H. Strauss
(a)(b)(c)(3)(5)   72    Senior Managing
5100 Park Lane              Director         1984        128,743
    *
Dallas, TX  75220        Bear, Stearns
                           & Co., Inc.


John H. Williams
(a)(b)(c)(4)(5)   63         Senior
7810 Glen Albens         Vice President      1984        41,100
    *
Circle                       Everen
Dallas, TX  75225       Securities, Inc.

Mark P. Mays
(7)(8)            33       President &
120 Primrose            Chief Operating
San Antonio, TX  78209       Officer          n/a        483,948
    *
                         of the Company

W. Ripperton
Riordan           40     Executive Vice       n/a        17,132
    *
1701 Broadway             President/COO
Street NE                Clear Channel
Minneapolis, MN  55413     Television

Dave Ross         46     Vice President       n/a        30,868
1975 E. Sunrise Blvd.    Clear Channel
    *
Ft. Lauderdale, FL  33304   Metroplex

J. Stanley Webb   53         Senior
3112 Brightwood          Vice President       n/a        91,850
    *
Austin, TX  78746        Clear Channel
                            Radio and
                            Metroplex

All officers
and directors
as a group (15 persons) (6)
27,647,607 35.4%

Percentage of shares beneficially owned by such persons does not exceed one percent of the class so owned

(a) Member of Compensation Committee
(b) Member of Audit Committee
(c) Member of Compensation Sub Committee

(1) Includes presently exercisable options to acquire 560,000 shares and 108,680 shares held by trusts of which he is trustee, but not beneficiary.
(2) Does not include 32,480 shares of Common Stock owned by Mr. Feld's wife, as to which he disclaims beneficial ownership.
(3) Includes presently exercisable nonqualified options to acquire
      40,000 shares and 3,201,726 shares held by trusts of which he is trustee but not beneficiary.
(4) Includes presently exercisable nonqualified options to acquire
      25,000 shares.
(5)   Nominee for Director.
(6) Includes presently exercisable options to acquire 846,199 shares and 3,353,570 shares held in trusts.
(7) Mark P. Mays, President and Chief Operating Officer of the Company, and Randall T. Mays, Executive Vice President &
Chief
      Financial Officer of the Company, are the sons of L. Lowry
      Mays.
(8) Includes presently exercisable options to acquire 45,367 shares and 37,696 shares held by trusts of which he is trustee, but not beneficiary

Each of the nominees has held the position listed above, or a similar position with the same organization, for at least five years.

The nominees for directors of the Company serve as directors for the following corporations, some of which have a class of securities registered pursuant to Section 12 or Section 15 of the Securities Exchange Act of 1934: Mr. Feld is a director of Centerpoint Properties, Inc.; Mr. Strauss is a director of Sizeler Property, Inc. and Hollywood Casino; Mr. Williams is a director of GAINSCO, Inc.

The Company's executive compensation program is administered by the Compensation Committee of the Board which is composed of four independent, non-employee directors and L. Lowry Mays, the Chief Executive Officer ("CEO") of the Company. The Compensation Committee ("the Committee"), which met once in 1996, recommends to the Board compensation arrangements for all officers and directors of the Company other than the CEO and for other key personnel of its subsidiaries. Two of the independent, non-employee directors ---
 Messrs. Williams and Strauss --- serve as a separate subcommittee of the Committee which determines the salary and incentive bonuses to be paid to the CEO. L. Lowry Mays does not participate in this subcommittee's evaluation and recommendation of the CEO's compensation. The Committee annually evaluates the Company's corporate performance, actual compensation and share ownership of the executive officers, compared with both the Company's own industry and a broader group of companies such as the S&P 500. Please see the attached Board Compensation Committee Report which details the basis on which the Committee determines executive compensation.

The Audit Committee of the Board, which met once in 1996, reviews the independent auditors' examination report.

During 1996, the Board held nine meetings. Each of the nominees named above attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which that director served.

Compensation Committee Interlocks and Insider Participation

During 1996, the members of the Committee, which included Messrs. Williams, Feld, Strauss and McCombs, were primarily responsible for determining executive compensation, including decisions related to stock option grants to executive officers. L. Lowry Mays, the Company's Chief Executive Officer, is also a member of the Compensation Committee and participated in deliberations concerning executive officer compensation other than his own.

The Company paid fees in 1996 to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Alan Feld, a director of the Company, is the sole shareholder of a professional corporation which is a partner of such firm. The Company purchased in 1996 various forms of insurance from Primera Insurance Company ("Primera"). B. J. McCombs, a director of the Company, owns 75% of Primera. As part of its operations, the Company leases certain office space in San Antonio, Texas from the trusts of the children of L. Lowry Mays and
B. J. McCombs. This lease expires on December 31, 1997 with current monthly rentals of $16,724. The Company believes all of the transactions described above are no less favorable to the Company than could be obtained with nonaffiliated parties.



EXECUTIVE COMPENSATION

The Company believes that compensation of its executive officers and others should be directly and materially linked to operating performance. For Fiscal Year 1996, the executive compensation program consisted of the base salary, a bonus plan based on Company profitability and individual performance and stock options that generally become exercisable over a five year period.

The Company entered into a five-year employment agreement with L. Lowry Mays, to serve as Chairman and CEO effective February 10, 1997. The employment agreement provides for a minimum annual base salary of $750,000. The salary amount is subject to review by the Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each year by one additional year, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Compensation Committee of the Board. The employment agreement also provides for severance compensation payable as a lump sum in an amount equal to the amount of annual salary that would have been paid over the remaining term of the agreement, if termination occurs for any reason other than for cause or resignation for other than "Good Reason," as defined in the agreement. L. Lowry Mays was awarded a bonus for services rendered in 1996 of $2,000,000, which was paid in 1997. The compensation levels of the remaining four executives were based primarily on the achievement of specific quantitative and qualitative goals set at the beginning of the period.


SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned or paid by the Company to the CEO and each of its other four highest compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the years ended December 31, 1996, 1995 and 1994.

Annual CompensationLong-term Compensation

_________________________________________________________________
____
                                      Other
                                     Annual Restricted
All Other
                                     Compen-   Stock         LTIP
 Compen-
                    Salary      Bonussation   AwardsOption/ Payout
sation
Name/Title     Year   ($)         ($)  ($)      ($)  SARs     ($)
   ($)


L. Lowry Mays  1996 601,553 2,000,000  ---      --- 60,000    ---
237,577(1)
Chairman       1995 598,217 1,500,000  ---      ---   ---     ---
154,890(1)
and CEO        1994 577,396 1,000,000  ---      --- 250,000   ---
202,282(1)
of the
Company

Mark P. Mays   1996 170,697   175,000  ---      --- 13,704    ---
2,625(2)
President      1995 145,921    25,000  ---      --- 27,408    ---
2,592(2)
and COO        1994 132,012    32,000  ---      --- 12,308    ---
2,348(2)
of the
Company

W. Ripperton
Riordan        1996 199,278    25,000  ---      ---   ---     ---
2,625(2)
Exec. VP/COO   1995 171,541   123,523  ---      --- 10,000    ---
2,844(2)
Clear Channel  1994 157,845    45,000  ---      ---  5,000    ---
2,762(2)
Television

Dave Ross      1996 157,956    66,111  ---      ---  6,000    ---
2,625(2)
Vice President 1995 159,558   100,000  ---      --            ---
2,771(2)
Clear Channel  1994 33,130        ---  ---      ---  6,000    ---
   ---
Metroplex

J. Stanley Webb1996 146,262    70,000  ---      ---  10,000   ---
2,480(2)
Senior Vice    1995 101,949    55,000  ---      ---  4,800    ---
1,750(2)
President      1994 101,984    37,000  ---      ---   ---     ---
1,750(2)
Clear Channel
Radio
& Metroplex


(1)Represents $234,952, $151,656 and $199,048 paid by the Company in 1996, 1995, and 1994, respectively, on a split-dollar life insurance policy for L. Lowry Mays. Such amounts include the entire dollar amount of the term life portion and the present value to L. Lowry Mays of the interest-free use of the non-term portion of each premium payment. The remainder represents the amount of matching contributions paid by the Company under the 401(k) plan.
(2) Represents the amount of 401(k) matching contributions paid by the Company.
OPTIONS GRANTED DURING THE 1996 FISCAL YEAR

The following table discloses, for the CEO and other named
executives, information on options on the Company's Common Stock
(Options) granted to these executives during the Fiscal Year ended December 31, 1996.
                   OPTION/SAR GRANTS TABLE
Individual Grants     Option Value
___________________________________________________________________

                                               Potential Realizable
                                                 Value at Assumed
                                                  Annual Rates of
                          % of                      Stock Price
                          Total                  Appreciation for
                        Options/                   Option Term
                          SARs

                        Granted
                           to      Exercise
               Options Employees      or
                SARs       in        Base

Name/Title     Granted   Fiscal      Price  Expiration  5%
10%
                 (#)      Year     ($/share)   Date     ($)
 ($)
_________      ______  __________  ________  ________________
_________
L. Lowry Mays  60,000      26%       23.13    2/13/03 564,960
1,316,640
Chairman and CEO
of the Company

Mark P. Mays   13,704      6%        23.75    2/13/03 132,504
308,751
President and COO
of the Company

W. Ripperton
Riordan          ---       ---        ---       n/a     ---
 ---
Exec. VP/COO
Clear Channel Television

Dave Ross       6,000      3%        23.13    2/13/03 56,496
131,664
Vice President
Clear Channel
Metroplex

J. Stanley Webb10,000      4%        32.56    4/25/03 94,160
219,440
Senior Vice
President
Clear Channel Radio
& Metroplex
OPTIONS EXERCISED DURING THE 1996 FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table discloses, for the CEO and other named executives, individual exercises of Options in the last fiscal year and the number and value of Options held by such named executive at December 31, 1996.
OPTION/SAR EXERCISES
AND YEAR-END VALUE TABLE

                                                         Value of
                                     Number of          Unexercised

                                    Unexercised        In-The-Money

                                    Option/SARs         Option/SARs

                    Shares         at FY-End (#)       at FY-End
($)
                   Acquired    Value
                  on ExerciseRealized              Non
   Non
Name/Title            (#)       ($)   Vested     Vested   Vested
 Vested


L. Lowry Mays       ------    ------  677,187    ------ 19,642,186
  ---
Chairman and CEO
of the Company

Mark P. Mays        ------    ------  100,002    53,492  3,370,316
1,140,378
President and COO
of the Company

W. Ripperton
Riordan             ------    ------  ------     15,000     ---
 303,375
Exec. VP/COO
Clear Channel
Television

Dave Ross           ------    ------  ------     12,000     ---
 222,750
Vice President
Clear Channel
Metroplex

J. Stanley Webb     ------    ------  23,438     14,800   801,322
 144,825
Senior Vice
President
Clear Channel Radio
& Metroplex
STOCK PERFORMANCE CHART / TABLE

The following table shows a five year comparison of the cumulative total returns, adjusted for stock splits and dividends, for the Company, the Paul Kagan Associates, Inc. Broadcasting Average, and the S&P 500 Composite Index. December 31, 1991 = 1.0

            INDEXED YEARLY STOCK PRICE CLOSE
            S&P 500       Paul Kagan           Clear Channel
1991        1.0                1.0                1.0
1992        1.0                1.2                1.8
1993        1.1                1.6                5.1
1994        1.1                1.8                7.0
1995        1.5                2.5               12.2
1996        1.8                2.9               20.0



RETIREMENT PLAN

On March 1, 1987, the Company adopted the Clear Channel Communications, Inc. 401(k) Savings Plan for the purpose of providing retirement benefits for substantially all employees. Employees eligible for this plan may defer as much as 10% of their compensation per year, up to $9,500, for which the Company contributes 35% of the first 5% of the employee's deferred compensation. Company matched contributions vest to the employees based on their number of years of service to the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 disclosing delinquently reported transactions were required for those persons, the Company believes that, during the year ended December 31, 1996, all of its officers and directors were in compliance with the applicable filing requirements.

SELECTION OF INDEPENDENT AUDITORS

Independent auditors are to be selected at the meeting, and unless indicated to the contrary on the proxy, the persons named in the accompanying proxy will vote for Ernst & Young LLP, who have served as auditors of the Company for the most recent fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire. The Annual Report to Shareholders of the Company, including financial statements for fiscal year ended December 31, 1996, has preceded or accompanies this proxy statement. The Annual Report to Shareholders is not to be deemed part of this proxy statement.

PROPOSAL TO AMEND
ARTICLES OF INCORPORATION

The current authorized capital stock of the Company consists of 2,000,000 shares of preferred stock $1.00 par value ("Preferred Stock"), and 100,000,000 shares of Common Stock, $.10 par value, of which no shares of Preferred Stock and 77,256,347 shares of Common Stock were issued and outstanding at March 3, 1997. The Board of Directors, on February 10, 1997, adopted a proposed amendment to
Article IV of the Company's Articles of Incorporation increasing the authorized number of shares of Common Stock from 100,000,000 to 150,000,000, for submission to the shareholders at the Annual Meeting.

Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company and ratably to receive dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore, subject to the payment of any outstanding preferential dividends declared with respect to any Preferred Sock that from time to time may be outstanding.
Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to shareholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

If the proposed amendment is approved, all or any part of the authorized but unissued shares of Common Stock may thereafter be issued without further approval from the shareholders, except as may be required by law or the policies of any stock exchange on which the shares of stock of the Company may be listed, for such purposes and on such terms as the Board of Directors may determine. Holders of the capital stock of the Company do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current shareholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership.

The proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock will reduce each existing shareholders' proportionate ownership.

If the proposed amendment is adopted, Section 1 of Article IV of the Articles of Incorporation would be amended to read as follows:

Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue is 152,000,000 shares, 150,000,000 of which shall be Common Stock ("Common Stock"), par value of $.10 each, and 2,000,000 of which shall be Preferred Stock ("Preferred Stock"), par value of $1.00 each.

The proposed amendment to Article IV will not change any other aspect of Article IV.

The Board of Directors has determined that it would be appropriate for the Company to increase the number of its authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. The Company plans to issue or reserve for issuance approximately nine million shares of Common Stock upon the consummation of the acquisition of Eller Media Corporation. Consummation of the acquisition is subject to the terms and conditions set forth in the agreement between the parties and to various regulatory approvals and there can be no assurance that such acquisition will ultimately be consummated. Other than this transaction, the Company has no present plans, agreements, understandings or arrangements regarding transactions expected to require issuance of any additional shares of Common Stock.

The Board of Directors unanimously recommends that the shareholders adopt the proposed amendment. The affirmative vote of holders of at least two-thirds of the outstanding Common Stock present at the meeting in person or by proxy is required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted FOR the proposed amendment.

CERTAIN TRANSACTIONS

The Company paid fees in 1996 to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Alan Feld, a director of the Company, is the sole shareholder of a professional corporation which is a partner of such firm. The Company purchased in 1996 various forms of insurance from Primera. B. J. McCombs, a director of the Company, owns 75% of Primera. As part of its operations, the Company leases certain office space in San Antonio, Texas from the trusts of the children of L. Lowry Mays and B. J. McCombs. This lease expires on December 31, 1997 with current monthly rentals of $16,724. The Company believes all of the transactions described above are no less favorable to the Company than could be obtained with nonaffiliated parties.

The Company's wholly-owned subsidiary, Clear Channel Television, Inc. ("CCTV"), adopted its 1991 Non-Qualified Stock Option Plan (the "CCTV Non-Qualified Stock Option Plan"), providing for the grant to eligible CCTV employees of options to purchase up to 50,000 shares of CCTV Common Stock. The CCTV Non-Qualified Stock Option Plan is currently administered by the Stock Option Committee of the Board of Directors of CCTV. In February 1993, CCTV elected to discontinue the granting of options pursuant to this plan. Under the terms of the CCTV Non-Qualified Stock Option Plan, the CCTV Stock Option Committee is authorized to determine the date upon which options granted thereunder become exercisable, the exercise price of such options and other terms and conditions thereof. At December 31, 1996, options to purchase 9,500 shares of CCTV Common Stock had been granted and were outstanding under the CCTV Non-Qualified Stock Option Plan. The exercise price of such options is $1.00 per share. Pursuant to the CCTV Non-Qualified Stock Option Plan, each participant therein will be required to enter into a Buy-Sell Agreement with CCTV with respect to the shares of CCTV Common Stock acquired by such participant upon the exercise of any options granted thereunder. Executive officers Mark P. Mays, Randall T. Mays, W. Ripperton Riordan and Herbert W. Hill Jr. hold 4,000; 1,000; 2,500 and 2,000 options respectively. All such options vest in January 1999.

In May 1977, the Company and its shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement ("the Repurchase Agreement") restricting the disposition of the outstanding shares of Common Stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns (collectively, "the Restricted Parties"). The Repurchase Agreement provides that in the event that a Restricted Party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such Restricted Party's spouse or children, such shares must by offered for a period of 30 days to the Company. Any shares not purchased by the Company must then be offered for a period of 30 days to the other Restricted Parties. If all of the offered shares are not purchased by the Company or the other Restricted Parties, the Restricted Party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to the Company and the other Restricted Parties. In addition, a Restricted Party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all Restricted Parties will be offered the same price and terms for their shares.


SHAREHOLDER PROPOSALS

A proper proposal submitted by a Company shareholder for consideration at the Company's 1998 Annual Meeting of Shareholders and received at the Company's executive offices no later than December 30, 1997 will be included in the Company's Proxy Statement and form of Proxy relating to such Annual Meeting. If the proposal is adopted, it will be included in the information statements distributed to shareholders.


GENERAL

Neither management nor the Board of Directors knows of any matter to be acted upon at the meeting other than the matters described above. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses connected therewith.

A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be available when filed without charge to shareholders upon written request to Clear Channel Communications, P.O. Box 659512, San Antonio, Texas-78265-9512.



Kenneth E. Wyker
Secretary
BOARD COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of four outside Board members and the CEO.

Overall Policy

The financial success of the Company is linked to the ability of its executive officers and managers to direct the Company's current operations and to assess the advantages of potential acquisitions and realign the operations of the acquired entities with the operating policies of the Company. A major objective of the Company's compensation strategy is to attract and retain top quality executives and operating managers. Another objective of the Company's compensation strategy is to reward managers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve the Company's financial goals and to align the interests of the Company's managers with the interests of the Company's shareholders.

In order to achieve the foregoing objectives, the Company's compensation includes both a base salary component and incentive compensation. Incentive compensation includes both annual bonuses and stock options.

Compensation

Base salaries of executive officers are set with respect to comparable salaries paid by the radio and television broadcast industry in those markets in which the Company operates. The salaries of all executive officers except the CEO are determined through mutual negotiations between the executive and the CEO and are based on both past performance and expected future performance. The performance bonuses for 1996 for the executive officers were based upon the executives achieving an increase in cash flow over the prior year and on a subjective evaluation of whether the executive achieved budgeted goals. Budgeted goals are set for each such executive officer pursuant to an extensive annual operating plan established by the Company and the CEO. Past and expected future performance was considered on a subjective basis in determining these budgeted goals, based on the varied circumstances impacting each operating division. Similarly, in determining option grants, the sole factor weighed was success in achieving budgeted goals as determined on a subjective basis after consideration of the varied circumstances impacting each operating division. The CEO reports to the Compensation Committee as to the compensation levels and performance goals which he sets for the Company's executive officers.

CEO Compensation

Two members of the Compensation Committee, John H. Williams and Theodore H. Strauss, serve on the Performance-Based Compensation Committee, a subcommittee of the Compensation Committee (the Subcommittee). John H. Williams and Theodore H. Strauss are both outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The Subcommittee establishes the CEO's performance goals and determines the amount of incentive bonus.

The Company entered into a five-year employment agreement with L. Lowry Mays, to serve as Chairman and CEO effective February 10, 1997. The employment agreement provides for a minimum annual base salary of $750,000. The salary amount is subject to review by the Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each year by one additional year, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Performance-Based Compensation Committee of the Board. The employment agreement also provides for severance compensation payable as a lump sum in an amount equal to the amount of annual salary that would have been paid over the remaining term of the agreement, if termination occurs for any reason other than for cause or resignation for other than "Good Reason," as defined in the agreement.

In 1996, the CEO's annual salary was $600,000 pursuant to his employment contract with the Company. He was paid a cash bonus of $2,000,000 in February of 1997 that, while paid in 1997, rewarded the CEO for performance in 1996. Options were granted to the CEO in 1996 for the purchase of 60,000 shares of the Company's Common Stock.

The Subcommittee utilized information gathered from its review of compensation packages of ten comparable companies in the radio and television broadcasting industry in determining the CEO's base salary and overall compensation package. The amount of salary paid and bonus awarded was judged to be deserving and balanced for the value received by the shareholders from the CEO's efforts, based on the overall increase in the Company's after-tax cash flow and the increase in market value of the Company's Common Stock from year to year.

In evaluating the incentive bonus compensation to be awarded to the Company's CEO, the Subcommittee reviewed the financial performance of the Company over the 1996 fiscal year. Based on the performance goals established by the Subcommittee under the Performance-Based Compensation Plan adopted by the shareholders at the 1995 Annual Meeting, the CEO was entitled to an incentive bonus of up to 20% of the increase in the after-tax cash flow from the 1995 fiscal year to the 1996 fiscal year. In 1996, after-tax cash flow increased from $71 million to $107 million, or 51%. The Subcommittee determined that it was in the best interest of the Company to award the CEO an incentive bonus of $2,000,000 for 1996 under the Performance-Based Compensation Plan.

The Subcommittee also noted the market value of the Company's outstanding Common Stock at December 31, 1996 was $2.8 billion, an 87% increase over the market value at December 31, 1995, while the number of shares outstanding increased by less than twelve percent. Total assets grew by 135% to $1.3 billion in 1996 mainly through acquisitions, while total shareholders' equity at December 31, 1996 to support that asset base grew to $513 million, a 213% increase. Many factors contributed to this exceptional performance, but paramount was the financial and management skills employed by the CEO and the management group he put in place.

As mentioned above, the Subcommittee gathered competitive compensation data on ten radio and television broadcasting companies. The companies were selected by the Subcommittee as the most comparable to the Company in terms of the properties operated and the markets served. The Subcommittee determined that these ten companies provided more accurate compensation information relative to the radio and television broadcasting industry than the entire range of companies covered in the Paul Kagan Associates, Inc. Broadcast Index used in the Stock Performance Chart included in this Proxy Statement. Although the companies covered in this index own radio and/or television properties, many of these companies also own and/or operate businesses in such industries as radio and television networks, newspaper and magazine publishing, film production, financial services and manufacturing. In the Subcommittee's opinion, the CEO's 1996 compensation corresponded to the median to high end of the range paid by the ten companies surveyed.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the named executive officers to $1 million. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162 (m)).

At the 1995 Annual Meeting, the shareholders approved the Performance-Based Compensation Plan, which meets the requirements of Section 162(m) with respect to the performance-based compensation paid to the CEO, as discussed above. The Committee's present intention is to continue to comply with the requirements of
Section 162(m).

COMPENSATION COMMITTEE
John Williams
Alan D. Feld
B. J. McCombs
L. Lowry Mays
Theodore H. Strauss